Exhibit 99.1

News Release

Analysts and Media Contact:

Susan Giles (972) 855-3729

Atmos Energy Corporation Reports Earnings for the

Fiscal 2011 Third Quarter and Nine Months; Reaffirms Fiscal 2011 Guidance

DALLAS (August 3, 2011)—Atmos Energy Corporation (NYSE: ATO) today reported consolidated results for its fiscal 2011 third quarter and nine months ended June 30, 2011.

•

Fiscal 2011 third quarter consolidated results, excluding net unrealized margins were a net loss of $0.7 million, or ($0.01) per diluted share, compared with net income of $7.9 million, or $0.09 per diluted share in the prior-year quarter.

•

After including noncash, unrealized net gains of $0.1 million, or $0.00 per diluted share, fiscal 2011 third quarter net loss was $0.6 million, or ($0.01) per diluted share. In the prior-year quarter, net loss was $3.2 million, or ($0.03) per diluted share, after including unrealized net losses of $11.1 million, or ($0.12) per diluted share.

•	Net loss for the fiscal 2011 third quarter includes a noncash charge of $6.1 million, or ($0.06) per diluted share, to impair certain natural gas gathering assets.

•	Net income from discontinued operations was $0.9 million, or $0.01 per diluted share in the current quarter, compared with $1.1 million, or $0.01 per diluted share in the prior-year quarter.

For the nine months ended June 30, 2011, consolidated net income was $205.6 million, or $2.25 per diluted share, compared with net income of $204.3 million, or $2.18 per diluted share for the same period last year. Included in the current period net income is the net positive impact of several one-time items totaling $6.5 million, or $0.07 per diluted share. Net income for the prior-year period included the positive impact of a one-time item of $4.5 million, or $0.05 per diluted share. Results from nonregulated operations include noncash, unrealized net losses of $1.4 million, or ($0.02) per diluted share for the nine months ended June 30, 2011, compared with net losses of $6.2 million, or ($0.07) per diluted share for the prior-year period. For the current nine-month period, regulated operations contributed $207.1 million of net income, or $2.27 per diluted share, and nonregulated operations experienced a net loss of $1.5 million, or ($0.02) per diluted share. For the current nine months, net income from regulated operations includes $7.9 million, or $0.09 per diluted share from discontinued operations, compared with $6.3 million, or $0.07 per diluted share for the same period last year.

“The continuing stable and predictable contribution from our regulated operations offers a strong platform for growth and allows us to continue to provide safe and reliable service to our customers, while realizing appropriate returns for our shareholders,” said Kim Cocklin, president and chief executive officer of Atmos Energy Corporation. “As we enter the final quarter of our fiscal year, which is often a break-even quarter, we expect to deliver earnings per diluted share in the lower end of our range of $2.25-$2.35 for fiscal 2011,” Cocklin concluded.

Results for the 2011 Third Quarter Ended June 30, 2011

Natural gas distribution gross profit, excluding discontinued operations, increased $8.9 million to $200.2 million for the fiscal 2011 third quarter, compared with $191.3 million in the prior-year quarter. This increase reflects a net $7.5 million increase in rates, primarily in the company’s Mid-Tex, Kansas and Kentucky service areas. Additionally, gross profit increased by $1.2 million due to a five percent increase in consolidated distribution throughput, primarily from higher consumption. These increases were partially offset by a $1.5 million decrease in revenue-related taxes, which was offset by a decrease in taxes, other than income.

Regulated transmission and storage gross profit increased $8.6 million to $53.6 million for the quarter ended June 30, 2011, compared with $45.0 million for the same period last year. This increase is due primarily to a net $8.7 million increase as a result of new rates from the recent Atmos Pipeline – Texas rate case.

Nonregulated gross profit increased $1.6 million to $13.4 million for the quarter ended June 30, 2011, compared with $11.8 million for the prior-year quarter. Realized margins from gas delivery and other services, decreased $0.4 million, compared with the prior-year quarter largely due to a $0.03/Mcf decrease in gas delivery unit margins, despite an 18 percent increase in sales volumes. Additionally, realized asset optimization margins decreased $12.9 million from the prior-year quarter, primarily reflecting the impact of continued weak natural gas market fundamentals. The decreases in gas delivery services and realized asset optimization margins were more than offset by a $14.9 million increase in unrealized margins.

Operating expenses for the quarter ended June 30, 2011, include an $11.0 million noncash charge to impair portions of the Park City and Shrewsbury natural gas gathering assets located in Edmonson County, Kentucky.

Results for the Nine Months Ended June 30, 2011

Natural gas distribution gross profit, excluding discontinued operations, increased $15.5 million to $870.1 million for the nine months ended June 30, 2011, compared with $854.6 million in the prior-year period. This increase is due largely to a net $35.8 million increase attributable to rate increases, primarily in the company’s Mid-Tex, Louisiana, Kentucky and Kansas service areas. Partially offsetting this increase was an $11.2 million decrease associated with an eight percent decrease in consolidated distribution throughput, primarily from lower consumption and warmer weather, coupled with an $8.5 million decrease in revenue-related taxes, which is offset by a decrease in taxes, other than income.

Regulated transmission and storage gross profit increased $10.6 million to $157.6 million for the nine months ended June 30, 2011, compared with $147.0 million for the same period last year. This period-over-period increase is due primarily to a net $8.7 million increase as a result of new rates from the recent Atmos Pipeline – Texas rate case and a $6.2 million increase in revenues resulting from filings under the Texas Gas Reliability Infrastructure Program (GRIP). These increases were partially offset by a $2.8 million decrease primarily resulting from lower throughput to the Mid-Tex Division and a $2.4 million period-over-period decline in per-unit transportation margins.

Nonregulated gross profit decreased $37.1 million to $58.6 million for the nine months ended June 30, 2011, compared with $95.7 million for the prior-year period. The decrease primarily reflects a $47.0 million decrease in realized asset optimization margins, due to greater intramonth trading gains realized in the prior-year period from more favorable trading opportunities in the daily cash market, combined with lower realized gains in the current-year period, due to continued weak natural gas market fundamentals. The decrease in realized asset optimization margins were partially offset by a $7.7 million increase in unrealized margins and a $2.3 million increase in realized margins from gas delivery and other services, primarily due to a nine percent increase in sales volumes.

Consolidated operation and maintenance expense, excluding discontinued operations, for the nine months ended June 30, 2011, was $341.3 million, compared with $348.5 million for the prior-year period. Additionally, excluding the provision for doubtful accounts, operation and maintenance expense for the current nine-month period was $336.1 million, compared with $341.4 million for the prior-year period. The $5.3 million decrease resulted primarily from an $11.4 million decrease in employee-related costs, partially offset by a $7.4 million increase, due to the absence in the current year of a state sales tax refund received in the prior year.

Results for the nine months ended June 30, 2011 include several one-time items, resulting in a total net of tax gain of $6.5 million. The company unwound two Treasury lock agreements, in conjunction with the cancellation of a planned debt offering in November 2011 and recognized a $27.8 million cash gain. Offsetting this gain was a $19.3 million noncash charge to impair the company’s investment in the Ft. Necessity storage project and an $11.0 million noncash charge to impair certain natural gas gathering assets. Finally, due to the administrative settlement of various income tax positions during the fiscal second quarter, the company recorded a $5.0 million tax benefit.

The debt capitalization ratio at June 30, 2011, was 48.6 percent, compared with 51.3 percent at September 30, 2010, and 48.4 percent at June 30, 2010. No short-term debt was outstanding at June 30, 2011.

For the nine months ended June 30, 2011, the company generated operating cash flow of $519.6 million, a $75.0 million reduction compared with the nine months ended June 30, 2010. The period-over-period decrease primarily reflects the timing of gas cost recoveries under the company’s purchased gas cost mechanisms and other net working capital changes.

Capital expenditures increased to $390.3 million for the nine months ended June 30, 2011, compared with $362.3 million for the same period last year. The $28.0 million increase primarily reflects spending related to the Mid-Tex Division steel service line replacement program and the development of a new customer service system, partially offset by costs incurred in the prior year to relocate the company’s information technology data center.

Outlook

The leadership of Atmos Energy remains focused on enhancing shareholder value by delivering consistent earnings growth. Atmos Energy expects fiscal 2011 earnings to be in the lower end of the previously announced range of $2.25 to $2.35 per diluted share, excluding unrealized gains and losses. Net income from regulated operations is now expected to be in the range of $201 million to $208 million, while net income from nonregulated operations is expected to be in the range of $5 million to $7 million. Capital expenditures for fiscal 2011 are now expected to range between $610 million to $625 million.

However, the valuation on September 30, 2011, of the company’s nonregulated physical storage inventory and associated financial instruments (“mark-to-market”), as well as changes in events or other circumstances that the company cannot currently anticipate or predict, could result in earnings for fiscal 2011 that are significantly above or below this outlook. Factors that could cause such changes are described below in Forward-Looking Statements and in other company reports filed with the Securities and Exchange Commission.

Conference Call to be Webcast August 4, 2011

Atmos Energy will host a conference call with financial analysts to discuss the financial results for the fiscal 2011 third quarter and first nine months on Thursday, August 4, 2011, at 10 a.m. Eastern Time. The telephone number is 877-485-3107. The conference call will be webcast live on the Atmos Energy website at www.atmosenergy.com. A playback of the call will be available on the website later that day. Kim Cocklin, president and chief executive officer; and Fred Meisenheimer, senior vice president and chief financial officer will participate in the conference call.

Highlights and Recent Developments

Atmos Energy Completes Successful Senior Note Offering

On June 10, 2011, Atmos Energy completed the public offering of $400 million 5.50% Senior Notes due 2041. The company used approximately $394 million of net proceeds from this offering to repay outstanding commercial paper borrowings, fund capital expenditures and for general corporate purposes.

Credit Ratings Upgraded

On June 2, 2011, Fitch raised its corporate credit rating on Atmos Energy to A- from BBB+ and stated the outlook for the company is “Stable.” Additionally, on May 11, 2011, Moody’s raised its corporate credit rating on Atmos Energy to Baa1 from Baa2 and stated the outlook for the company is “Stable.”

Atmos Energy to Sell Distribution Assets

On May 12, 2011, Atmos Energy entered into an agreement to sell its natural gas distribution assets in Missouri, Illinois and Iowa to Liberty Energy (Midstates) Corporation, an affiliate of Algonquin Power & Utilities Corp. for approximately $124 million. The operating results of these assets are now reported in discontinued operations. The transaction is expected to close in fiscal 2012.

This news release should be read in conjunction with the attached unaudited financial information.

Forward-Looking Statements

The matters discussed in this news release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included in this news release are forward-looking statements made in good faith by the company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this news release or in any of the company’s other documents or oral presentations, the words “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “objective,” “plan,” “projection,” “seek,” “strategy” or similar words are intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in this news release, including the risks and uncertainties relating to regulatory trends and decisions, the company’s ability to continue to access the capital markets and the other factors discussed in the company’s reports filed with the Securities and Exchange Commission. These factors include the risks and uncertainties discussed in the company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2010 and in the company’s Quarterly Report on Form 10-Q for the three and six months ended March 31, 2011. Although the company believes these forward-looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that the expectations derived from them will be realized. The company undertakes no obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

About Atmos Energy

Atmos Energy Corporation, headquartered in Dallas, is currently the country’s largest natural-gas-only distributor, serving over three million natural gas distribution customers in more than 1,600 communities in 12 states from the Blue Ridge Mountains in the East to the Rocky Mountains in the West. Atmos Energy also provides natural gas marketing and procurement services to industrial, commercial and municipal customers primarily in the Midwest and Southeast and manages company-owned natural gas pipeline and storage assets, including one of the largest intrastate natural gas pipeline systems in Texas. Atmos Energy is a Fortune 500 company. For more information, visit www.atmosenergy.com.

Atmos Energy Corporation

Financial Highlights (Unaudited)

Statements of Income	Three Months Ended June 30		Percentage
(000s except per share)	2011	2010	Change

Gross Profit:
Natural gas distribution segment	$200,192	$191,331	5%
Regulated transmission and storage segment	53,570	44,957	19%
Nonregulated segment	13,405	11,771	14%
Intersegment eliminations	(362)	(393)	8%

Gross profit	266,805	247,666	8%

Operation and maintenance expense	112,665	111,559	1%
Depreciation and amortization	56,932	51,940	10%
Taxes, other than income	52,142	51,908	— %
Asset impairments	10,988	—	100%

Total operating expenses	232,727	215,407	8%

Operating income	34,078	32,259	6%

Miscellaneous expense	(1,430)	(798)	79%
Interest charges	35,845	37,267	(4)%

Loss from continuing operations before income taxes	(3,197)	(5,806)	45%
Income tax benefit	(1,723)	(1,577)	9%

Loss from continuing operations	(1,474)	(4,229)	65%

Income from discontinued operations, net of tax	908	1,075	(16)%

Net loss	$(566)	$(3,154)	82%

Basic earnings per share
Loss per share from continuing operations	$(0.02)	$(0.04)
Income per share from discontinued operations	0.01	0.01

Net loss per share – basic	$(0.01)	$(0.03)

Diluted earnings per share
Loss per share from continuing operations	$(0.02)	$(0.04)
Income per share from discontinued operations	0.01	0.01

Net loss per share – diluted	$(0.01)	$(0.03)

Cash dividends per share	$.340	$.335

Weighted average shares outstanding:
Basic	90,127	92,648
Diluted	90,127	92,648

	Three Months Ended June 30		Percentage
Summary Net Income (Loss) by Segment (000s)	2011	2010	Change

Natural gas distribution – continuing operations	$(8,129)	$(11,977)	32%
Natural gas distribution – discontinued operations	908	1,075	(16)%
Regulated transmission and storage	10,552	8,465	25%
Nonregulated	(3,995)	10,369	(139)%
Unrealized margins, net of tax	98	(11,086)	101%

Consolidated net loss	$(566)	$(3,154)	82%

Atmos Energy Corporation

Financial Highlights, continued (Unaudited)

Statements of Income	Nine Months Ended June 30		Percentage
(000s except per share)	2011	2010	Change

Gross Profit:
Natural gas distribution segment	$870,132	$854,620	2%
Regulated transmission and storage segment	157,553	146,998	7%
Nonregulated segment	58,641	95,707	(39)%
Intersegment eliminations	(1,129)	(1,212)	7%

Gross profit	1,085,197	1,096,113	(1)%

Operation and maintenance expense	341,317	348,458	(2)%
Depreciation and amortization	167,176	156,201	7%
Taxes, other than income	145,868	152,840	(5)%
Asset impairments	30,270	—	100%

Total operating expenses	684,631	657,499	4%

Operating income	400,566	438,614	(9)%

Miscellaneous income (expense)	24,046	(905)	27,570%
Interest charges	112,615	115,481	(2)%

Income from continuing operations before income taxes	311,997	322,228	(3)%
Income tax expense	114,211	124,199	(8)%

Income from continuing operations	197,786	198,029	— %

Income from discontinued operations, net of tax	7,854	6,273	25%

Net income	$205,640	$204,302	1%

Basic earnings per share
Income per share from continuing operations	$2.17	$2.12
Income per share from discontinued operations	0.09	0.07

Net income per share – basic	$2.26	$2.19

Diluted earnings per share
Income per share from continuing operations	$2.16	$2.11
Income per share from discontinued operations	0.09	0.07

Net income per share – diluted	$2.25	$2.18

Cash dividends per share	$1.020	$1.005

Weighted average shares outstanding:
Basic	90,233	92,513
Diluted	90,530	92,856

	Nine Months Ended June 30		Percentage
Summary Net Income by Segment (000s)	2011	2010	Change

Natural gas distribution – continuing operations	$160,853	$137,004	17%
Natural gas distribution – discontinued operations	7,854	6,273	25%
Regulated transmission and storage	38,393	28,989	32%
Nonregulated	(51)	38,249	(100)%
Unrealized margins, net of tax	(1,409)	(6,213)	77%

Consolidated net income	$205,640	$204,302	1%

Atmos Energy Corporation

Financial Highlights, continued (Unaudited)

Discontinued Operations	Three Months Ended		Nine Months Ended
(000s)	June 30		June 30
	2011	2010	2011	2010

Operating revenues	$11,524	$8,952	$71,047	$62,121
Purchased gas cost	5,460	3,390	44,993	39,836

Gross profit	6,064	5,562	26,054	22,285

Operating expenses	4,472	3,712	12,919	11,654

Operating income	1,592	1,850	13,135	10,631
Other nonoperating expense	(94)	(75)	(159)	(264)

Income from discontinued operations before income taxes	1,498	1,775	12,976	10,367
Income tax expense	590	700	5,122	4,094

Net income	$908	$1,075	$7,854	$6,273

Atmos Energy Corporation

Financial Highlights, continued (Unaudited)

Condensed Balance Sheets	June 30,	September 30,
(000s)	2011	2010

Net property, plant and equipment	$4,916,051	$4,793,075

Cash and cash equivalents	117,429	131,952
Accounts receivable, net	342,092	273,207
Gas stored underground	256,768	319,038
Other current assets	273,459	150,995

Total current assets	989,748	875,192

Goodwill and intangible assets	739,677	740,148
Deferred charges and other assets	347,994	355,376

	$6,993,470	$6,763,791

Shareholders’ equity	$2,335,824	$2,178,348
Long-term debt	2,206,106	1,809,551

Total capitalization	4,541,930	3,987,899

Accounts payable and accrued liabilities	312,205	266,208
Other current liabilities	333,643	413,640
Short-term debt	—	126,100
Current maturities of long-term debt	2,434	360,131

Total current liabilities	648,282	1,166,079

Deferred income taxes	967,607	829,128
Deferred credits and other liabilities	835,651	780,685

	$6,993,470	$6,763,791

Atmos Energy Corporation

Financial Highlights, continued (Unaudited)

Condensed Statements of Cash Flows	Nine Months Ended June 30
(000s)	2011	2010

Cash flows from operating activities

Net income	$205,640	$204,302
Asset impairments	30,270	—
Depreciation and amortization	171,875	160,323
Deferred income taxes	115,488	186,325
Changes in assets and liabilities	(19,638)	25,189
Other	15,927	18,425

Net cash provided by operating activities	519,562	594,564

Cash flows from investing activities

Capital expenditures	(390,283)	(362,349)
Other, net	(3,373)	(438)

Net cash used in investing activities	(393,656)	(362,787)

Cash flows from financing activities

Net decrease in short-term debt	(132,072)	(76,019)
Net proceeds from issuance of long-term debt	394,618	—
Settlement of Treasury lock agreements	20,079	—
Unwinding of Treasury lock agreements	27,803	—
Repayment of long-term debt	(360,066)	(66)
Cash dividends paid	(93,039)	(93,913)
Repurchase of equity awards	(5,300)	(1,173)
Issuance of common stock	7,548	8,574

Net cash used in financing activities	(140,429)	(162,597)

Net increase (decrease) in cash and cash equivalents	(14,523)	69,180
Cash and cash equivalents at beginning of period	131,952	111,203

Cash and cash equivalents at end of period	$117,429	$180,383

	Three Months Ended June 30		Nine Months Ended June 30
Statistics	2011	2010	2011	2010
Consolidated natural gas distribution throughput (MMcf as metered)	69,094	65,928	365,939	398,273
Consolidated regulated transmission and storage transportation volumes (MMcf)	112,564	100,770	305,898	295,126
Consolidated nonregulated delivered gas sales volumes (MMcf)	88,382	75,014	290,486	267,136
Natural gas distribution meters in service	3,199,636	3,199,635	3,199,636	3,199,635
Natural gas distribution average cost of gas	$5.59	$5.73	$5.21	$5.77
Nonregulated net physical position (Bcf)	16.7	20.1	16.7	20.1

###